 EXHIBIT 99.1

NEWS RELEASE

CONTACT: Michael Budnitsky

Chief Financial Officer

818-591-9800

UNICO AMERICAN CORPORATION REPORTS

FIRST QUARTER 2017 FINANCIAL RESULTS

Calabasas, CA, May 15, 2017 – Unico American Corporation. (NASDAQ – “UNAM”) (“Unico,” the “Company”), announced today its consolidated financial results for the three months ended March 31, 2017. For the three months ended March 31, 2017, revenues were $9.0 million and net loss was $2.1 million ($0.40 diluted loss per share) compared with revenues of $8.5 million and net loss of $0.2 million ($0.04 diluted loss per share) for the three months ended March 31, 2016.

Stockholders’ equity was $66.8 million as of March 31, 2017, or $12.58 per common share including unrealized after-tax investment gains of $0.02 million, compared to stockholders’ equity of $68.9 million as of December 31, 2016, or $12.98 per common share including unrealized after- tax investment gains of $0.08 million.

"The Company's first quarter 2017 financial results clearly did not meet our expectations,” said Cary L. Cheldin, Unico’s President and Chief Executive Officer.  “During the first quarter of 2017, our losses from policies issued in prior years turned out to be more costly than originally anticipated, reflecting in the first quarter a higher than normal number of large losses.  Management filed for regulatory approval of rate increases last November. We received that approval today, and we continue to actively evaluate pricing adequacy.

“I believe that our first quarter financial results reflect neither our current underwriting activity nor our recent operational changes.  Earlier this year we changed our underwriting and marketing operations from a ‘regional’ distribution model to a ‘product line’ distribution model, thus positioning our P&C marketing and underwriting employees to compete on a more specialized basis.  Also, continuing with our renewed talent acquisition strategy, we brought in a new Vice President to head up our Information Technology department.  We expect these changes to have a meaningful impact on our results as the changes take hold.  Furthermore, we are considering a change for some of our underwriting activities to a non-admitted, excess and surplus lines basis which, if adopted, would help us avoid future delays in adjusting rates.”

Headquartered in Calabasas, California, Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its subsidiary Crusader Insurance Company since 1985. For more information concerning Crusader Insurance Company, please visit Crusader’s website at www.crusaderinsurance.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “appears,” “believe,” ”expect,” “intend,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.

Financial Tables Follow –

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	March 31	December 31
	2017	2016
	(Unaudited)
ASSETS
Investments
Available-for-sale:
Fixed maturities, at fair value (amortized cost: March 31, 2017 $68,237; December 31, 2016 $80,372)	$68,240	$80,384
Short-term investments, at fair value	21,803	10,205
Total Investments	90,043	90,589
Cash and restricted assets	13,602	13,496
Accrued investment income	212	186
Receivables, net	6,261	6,008
Reinsurance recoverable:
Paid losses and loss adjustment expenses	158	261
Unpaid losses and loss adjustment expenses	9,886	9,521
Deferred policy acquisition costs	4,421	4,432
Property and equipment, net	10,186	10,283
Deferred income taxes	1,174	1,177
Other assets	3,017	2,269
Total Assets	$138,960	$138,222

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Unpaid losses and loss adjustment expenses	$49,890	$47,056
Unearned premiums	19,397	19,375
Advance premium and premium deposits	393	224
Accrued expenses and other liabilities	2,520	2,661
Total Liabilities	$72,200	$69,316

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, no par – authorized 10,000,000 shares; issued and outstanding shares 5,307,133 at March 31, 2017, and December 31, 2016	$3,767	$3,761
Accumulated other comprehensive income	2	8
Retained earnings	62,991	65,137
Total Stockholders’ Equity	$66,760	$68,906

Total Liabilities and Stockholders' Equity	$138,960	$138,222

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

($ in thousands, except per share)

	Three Months Ended
	March 31
	2017	2016
REVENUES
Insurance company operation:
Net premium earned	$7,921	$7,572
Investment income	212	212
Net realized investment losses	—	(1)
Other income	68	68
Total Insurance Company Revenues	8,201	7,851

Other insurance operations:
Gross commissions and fees	742	657
Finance fees earned	18	17
Other income	—	5
Total Revenues	8,961	8,530

EXPENSES
Losses and loss adjustment expenses	8,525	5,085
Policy acquisition costs	1,498	1,700
Salaries and employee benefits	1,349	1,382
Commissions to agents/brokers	42	40
Other operating expenses	814	593
Total Expenses	12,228	8,800

Loss before taxes	(3,267)	(270)
Income tax benefit	1,120	71
Net Loss	$(2,147)	$(199)

PER SHARE DATA:
Basic
Loss Per Share	$(0.40)	$(0.04)
Weighted Average Shares	5,307,133	5,309,377

Diluted
Loss Per Share	$(0.40)	$(0.04)
Weighted Average Shares	5,307,133	5,309,377

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UNICO AMERICAN CORPORATION

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

($ in thousands)

	Three Months Ended
	March 31
	2017	2016
Cash flows from operating activities:
Net Loss	$(2,147)	$(199)
Adjustments to reconcile net loss to net cash from operations:
Depreciation and amortization	132	116
Bond amortization, net	(3)	(4)
Bad debt expense	13	—
Non-cash stock based compensation	6	6
Changes in assets and liabilities:
Net receivables and accrued investment income	(292)	(276)
Reinsurance recoverable	(262)	(872)
Deferred policy acquisition costs	11	(88)
Other assets	377	537
Unpaid losses and loss adjustment expenses	2,834	917
Unearned premiums	22	135
Advance premium and premium deposits	169	282
Accrued expenses and other liabilities	(141)	206
Income taxes current/deferred	(1,118)	(69)
Net Cash Provided (Used) by Operating Activities	(399)	691

Cash flows from investing activities:
Purchase of fixed maturity investments	(100)	(200)
Proceeds from maturity of fixed maturity investments	12,238	1,046
Net decrease (increase) in short-term investments	(11,598)	4,352
Additions to property and equipment	(35)	(352)
Net Cash Provided by Investing Activities	505	4,846

Cash flows from financing activities:
Repurchase of common stock	—	(89)
Net Cash Used by Financing Activities	—	(89)

Net increase in cash and restricted cash	106	5,448
Cash and restricted cash at beginning of period	13,496	8,259
Cash and Restricted Cash at End of Period	$13,602	$13,707

Supplemental cash flow information
Cash paid during the period for:
Interest	—	—
Income taxes	—	—

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